Exhibit 10.45

DEXCOM, INC. 2015 Employee Stock Purchase Plan (“ESPP”)	Enrollment/Change Form

Section 1: Actions	Check Desired Action: and Complete Sections: Enroll in the ESPP 2 + 3 + 4 + 17 Elect / Change Contribution Percentage 2 + 4 + 17 Withdraw from Plan/Discontinue Contributions 2 + 5 + 17
Section 2: Personal Data	Name: Home Address: Social Security No:	Department
Section 3: Enroll
    I hereby elect to participate in the ESPP, effective at the beginning of the next Offering Period. I elect to purchase shares of the Common Stock of Dexcom, Inc. (the “Company”) pursuant to the ESPP. I understand that the shares purchased on my behalf will be issued in street name and deposited directly into my brokerage account at the Company’s captive broker (the “ESPP Broker”). I hereby agree to take all steps, and sign all forms, required to establish an account with the Company’s ESPP Broker for this purpose. I understand and agree that I will be required to utilize the ESPP Broker with respect to the shares purchased under this ESPP until the end of the time period described in Section 6 below.

My participation will continue as long as I remain eligible, unless I withdraw from the ESPP by filing a new Enrollment/Change Form with the Company. I understand that if I am subject to U.S. taxation, I must notify the Company of any disposition of shares purchased under the ESPP.

Section 4: Elect/Change Contribution Percentage
I hereby authorize the Company or the Parent, Subsidiary or Affiliate employing me (the “Employer”) to withhold a percentage of my bi-weekly payroll that will total ___% of my compensation (as defined in the ESPP) for the Purchase Period. That amount will be applied to the purchase of shares of the Company’s Common Stock pursuant to the ESPP. The percentage compensation to purchase common stock must be a whole number (from 1%, up to a maximum of 10%).

Note:     Note: You may decrease your contribution percentage once within a six-month Purchase Period. Each change will become effective as soon as reasonably practicable after the form is received by the Company.

Section 5: Discontinue Contributions
    I hereby elect to stop my contributions under the ESPP, effective as soon as reasonably practicable after this form is received by the Company. The contributions that I have made to date during this Offering Period should be applied as follows:

      Purchase shares of the Company’s Common Stock at the end of the Purchase Period.
  Refund all contributions to me in cash, without interest.

I understand that I cannot resume participation until the start of the next Offering Period.

Section 6: ESPP Broker
I hereby agree the shares issued to me under the ESPP shall be deposited into an account established in my name at the ESPP Broker. Subject to any applicable insider trading policy, I shall be free to undertake a disposition (as that term is defined in Section 424(c) of the Internal Revenue Code of 1986, as amended (the “Code”) of the shares in my ESPP Broker account at any time, whether by sale, exchange, gift, or other transfer of legal title, but in the absence of such a disposition of the shares, the shares must remain in my ESPP Broker account until the holding period set forth in Section 423(a) of the Code has been satisfied. With respect to shares for which the Section 423(a) holding period has been satisfied, I may move those shares to another brokerage account of my choosing. Notwithstanding the above, if I am not subject to income taxation under the Code, I may move my shares to another brokerage account of my choosing at any time, without regard to the satisfaction of the Section 423(a) holding period.

Section 7: Nature of Grant
By enrolling in the ESPP, I understand, acknowledge and agree that (a) the ESPP is established voluntarily by the Company, it is discretionary in nature and it may be amended, terminated or modified at any time, to the extent permitted by the ESPP; (b) the grant of the right to purchase shares of Common Stock under the ESPP is voluntary and does not create any contractual or other right to receive future rights to purchase shares of Common Stock, or benefits in lieu of rights to purchase shares, even if rights to purchase shares have been granted in the past; (c) all decisions with respect to future grants of rights to purchase shares of Common Stock under the ESPP, if any, will be at the sole discretion of the Company; (d) the grant of rights to purchase shares of Common Stock under the ESPP and my participation in the ESPP will not create a right to employment or be interpreted as forming an employment or service agreement with the Company; (e) the grant of rights to purchase shares of Common Stock under the ESPP and my participation in the ESPP will not interfere with the ability of the Employer to terminate my employment relationship at any time with or without cause; (f) I am voluntarily participating in the ESPP; (g) the rights to purchase shares of Common Stock and the shares purchased under the ESPP, and the income and value of same, are not intended to replace any pension rights or compensation; (h) the rights to purchase shares of Common Stock and the shares purchased under the ESPP, and the income and value of same, are not part of normal or expected compensation for purposes of, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (i) unless otherwise agreed with the Company, the rights to purchase shares of Common Stock and the shares purchased under the ESPP, and the income and value of same, are not granted as consideration for, or in connection with, any service I may provide as a director of the Subsidiary or Affiliate; (j) the future value of the underlying shares purchased or to be purchased under the ESPP is unknown, indeterminable and cannot be predicted with certainty, and the value of the shares of Common Stock purchased under the ESPP may increase or decrease in the future, even below the Purchase Price; (k) no claim or entitlement to compensation or damages will arise from termination of the right to purchase shares of Common Stock under the ESPP resulting from termination of my employment (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any) and in consideration of the grant of rights to purchase shares of Common Stock under the ESPP, I irrevocably agree never to institute any claim against the Company, the Parent, the Employer or any other Subsidiary or Affiliate, I hereby waive my ability, if any, to bring any such claim, and I release the Company, the Parent, the Employer or any other Subsidiary or Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by enrolling in the ESPP, I will be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims; (l) in the event of termination of my employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), my right to participate in the ESPP and my right to purchase shares of Common Stock, if any, will terminate effective as of the date I cease to actively provide services and will not be extended by any notice period (e.g., employment would not include any contractual notice or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any); the Committee will have exclusive discretion to determine when I am no longer actively employed for purposes of my participation in the ESPP (including whether I may still be considered to be providing services while on a leave of absence); (m) unless otherwise provided in the ESPP or by the Company in its discretion, the right to purchase shares of Common Stock and the benefits evidenced by this Enrollment/Change Form do not create any entitlement to have the ESPP or any such benefits granted thereunder transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Corporate Transaction affecting the Common Stock; and (n) if I am providing services outside the United States: (1) the rights to purchase shares of Common Stock and the shares purchased under the ESPP, and the income and value of same, are not part of normal or expected compensation or salary for any purpose, and (2) neither the Company, the Parent, the Employer nor any other Subsidiary or Affiliate will be liable for any foreign exchange rate fluctuation between my local currency and the United States Dollar that may affect the value of the rights to purchase shares of Common Stock, the shares purchased under the ESPP or any amounts due to me pursuant to the sale of any shares of Common Stock acquired under the ESPP.

Section 8: Data Privacy
I hereby explicitly, voluntarily and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this Enrollment/Change Form and any other ESPP grant materials by and among, as applicable, the Company, the Parent and any of their respective Subsidiaries or Affiliates or any third parties assisting in the implementation, administration and management of my participation in the ESPP.
I understand that the Company may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the fact and conditions of my participation in the ESPP, details of all rights to purchase shares or any other entitlement to shares of Common Stock awarded, cancelled, exercised, vested, unvested or outstanding in my favor (“Data”), for the exclusive purpose of implementing, administering and managing the ESPP.
I also authorize any transfer of Data, as may be required, to the stock plan service provider that may be designated by the Company from time to time, which is assisting the Company with the implementation, administration and management of the ESPP and/or with whom any shares of Common Stock acquired under the ESPP are deposited. I acknowledge that these recipients may be located in my country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to my country, which may not give the same level of protection to Data. I understand that, if I reside outside the United States, I may request a list with the names and addresses of any potential recipients of Data by contacting my local human resources representative. I authorize the Company, the designated broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing my participation in the ESPP to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the ESPP. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the ESPP. I understand that, if I reside outside the United States, I may at any time view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or service and career with the Company will not be adversely affected; the only adverse consequence of refusing or withdrawing my consent is that the Company would not be able to grant future rights to purchase shares of Common Stock or other equity awards to me or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the ESPP. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

Section 9: Responsibility for Taxes
I acknowledge that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to my participation in the ESPP and legally applicable to me (“Tax-Related Items”) is and remains my responsibility and may exceed the amount actually withheld by the Company or the Employer. I further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the ESPP, including, but not limited to, my enrollment in the ESPP, the grant of rights to purchase shares of Common Stock, the purchase of shares of Common Stock, the issuance of Common Stock purchased, the sale of shares of Common Stock purchased under the ESPP or the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the ESPP to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I am subject to Tax-Related Items in more than one jurisdiction, I acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or the Employer to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from my wages or other cash compensation payable to me by the Company and/or the Employer, (b) withholding from proceeds of the sale of shares of Common Stock purchased under the ESPP, either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization without further consent), and (c) withholding in shares to be issued upon purchase under the ESPP.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including up to the maximum applicable rates, in which case I will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, I am deemed to have been issued the full number of shares of Common Stock, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.
Finally, I agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of my participation in the ESPP that cannot be satisfied by the means previously described. The Company may refuse to purchase or deliver the shares or the proceeds from the sale of shares of Common Stock, if I fail to comply with my obligations in connection with the Tax-Related Items.

Section 10: Governing Law & Language
The rights to purchase shares and the provisions of this Enrollment/Change Form are governed by, and subject to, the laws of the State of Delaware, without regard to any conflict of law provisions.
If I have received this or any other document related to the ESPP translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Section 11: Appendix & Imposition of Other Requirements
Notwithstanding any provision herein, my participation in the ESPP will be subject to any special terms and conditions as set forth in the Appendix for my country, if any. Moreover, if I relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to me, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Enrollment/Change Form.
The Company reserves the right to impose other requirements on my participation in the ESPP or on any shares of Common Stock purchased under the ESPP, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Section 12: Electronic Delivery and Acceptance	The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the ESPP by electronic means. I hereby consent to receive such documents by electronic delivery and agree to participate in the ESPP through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Section 13: Severability & Waiver	The provisions of this Enrollment/Change Form are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable. I acknowledge that a waiver by the Company of breach of any provision of this Enrollment/Change Form will not operate or be construed as a waiver of any other provision herein, or of any subsequent breach by me or any other Participant.
Section 14: Insider Trading Restrictions/Market Abuse Laws	I acknowledge that I may be subject to insider trading restrictions and/or market abuse laws, which may affect my ability to acquire or sell shares of Common Stock or my rights to purchase shares under the ESPP during such times as I am considered to have “inside information” regarding the Company (as defined by or determined under the laws in my country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable the Company insider trading policy. I acknowledge that it is my responsibility to comply with any applicable restrictions, and that I am advised to speak to my personal advisor on this matter.
Section 15: No Advice Regarding Grant	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding my participation in the ESPP, or my purchase or sale of the shares of Common Stock. I am hereby advised to consult with my own personal tax, legal and financial advisors regarding my participation in the ESPP before taking any action related to the ESPP.
Section 16: Compliance With Law
Unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company will not be required to deliver any shares under the ESPP prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company will, in its absolute discretion, deem necessary or advisable. I understand that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, I agree that the Company will have unilateral authority to amend the ESPP and the Enrollment/Change Form without my consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

Section 17: Acknowledgment and Signature
I acknowledge that I have received a copy of the Prospectus summarizing the major features of the ESPP. I have read the Prospectus and this form and hereby agree to be bound by the terms of the ESPP.
Signature:                         Date:

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